As filed with the Securities and Exchange Commission on November 13, 2009

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM S-8
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933
TOWER GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	13-3894120
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)
120 Broadway, 31st Floor
New York, New York 10271
(Address, including zip code, of principal executive offices)
Tower Group, Inc. 2007 Stock Incentive Plan for Employees of Specialty Underwriters’ Alliance, Inc.
Tower Group, Inc. 2004 Stock Option Plan for Employees of Specialty Underwriters’ Alliance, Inc.
(Full title of the plan)
Francis M. Colalucci
Senior Vice President, Chief Financial Officer and Treasurer
Tower Group, Inc.
120 Broadway, 31st Floor
New York, New York 10271
(Name and address of agent for service)
Copies to:
Elliot S. Orol, Esq.
Senior Vice President, General Counsel and
Secretary
Tower Group, Inc.
120 Broadway, 31st Floor
New York, New York 10271
(212) 655-2000
(Telephone number, including area code, of agent for service)
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities to be	Amount to be	offering price per	aggregate offering	Amount of
registered	registered (1)(2)	Share(3)	Price (3)	Registration Fee(4)
Common Stock, par value $0.01 per share	293,335	$23.96	$7,028,306.60	$392.18

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”) this registration statement on Form S-8 (this “Registration Statement”) also covers any additional securities to be offered or issued in connection with a stock split, stock dividend or similar transaction. Each of the shares of Tower Group, Inc.’s (“Tower”) common stock registered hereunder are issuable upon settlement of deferred stock awards or the exercise of outstanding options to acquire shares of Tower common stock, in each case pursuant to grants made to employees of Specialty Underwriters’ Alliance, Inc. (“SUA”) in connection with the merger of Tower’s wholly-owned subsidiary, Tower S.F. Merger Corporation (“Merger Sub”), with and into SUA, pursuant to that certain Amended and Restated Agreement and Plan of Merger, executed on July 22, 2009 and effective as of June 21, 2009, by and among Tower, Merger Sub and SUA (the “Merger Agreement”).

(2)	Represents a bona fide estimate of the maximum amount of shares of Tower common stock that may be issued upon the settlement of the SUA deferred stock awards converted into Tower deferred stock awards in the merger or the exercise of SUA stock options converted into Tower stock options in the merger. The estimated number of deferred stock awards was calculated as the product of (a) 1,047,626, which is the number of outstanding SUA deferred stock awards and options to acquire SUA common stock under the SUA stock incentive plans as of November 13, 2009, and (b) .28, which is the award exchange ratio calculated pursuant to the Merger Agreement.

(3)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, based upon the average high and low prices of Tower common stock, as reported on the NASDAQ Global Select Market on November 12, 2009.

(4)	Calculated by multiplying the estimated aggregate offering price of securities by 0.0000558.

INTRODUCTORY STATEMENT
     At the effective time of the merger (the “Effective Time”) contemplated by that certain Amended and Restated Agreement and Plan of Merger, executed July 22, 2009 and effective June 21, 2009 (the “Merger Agreement”), by and among Tower Group, Inc. (“Tower”), Specialty Underwriters’ Alliance, Inc. (“SUA”), and Tower S.F. Merger Corporation (“Merger Sub”), (a) each outstanding option to purchase SUA common stock, whether vested or unvested, will be converted into an option to acquire such number of shares of Tower common stock equal to the product (rounded down to the nearest number of whole shares) of the number of SUA common shares that were subject to the original SUA option immediately prior to the Effective Time multiplied by the award exchange ratio described in the Merger Agreement and (b) each outstanding deferred stock award, settleable in shares of SUA common stock will be converted into a deferred stock award settleable in such number of shares of Tower common stock equal to the product (rounded down to the nearest whole share) of the number of shares of SUA common stock subject to the SUA deferred stock award, multiplied by the award exchange ratio described in the Merger Agreement. Such options to acquire shares of Tower common stock and deferred stock awards settleable in shares of Tower common stock will otherwise have the same terms and conditions (including vesting dates, expiration date and exercise periods, as applicable) as were in effect with respect to the corresponding option to acquire SUA common shares or SUA deferred stock award pursuant to the 2007 Stock Incentive Plan of Specialty Underwriters’ Alliance, Inc. and the 2004 Stock Option Plan of Specialty Underwriters’ Alliance, Inc., each as amended, as applicable, immediately prior to the Effective Time.
PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
ITEM 1. PLAN INFORMATION.
     The documents containing the information specified in Part I (plan and registrant information) will be delivered in accordance with Rule 428(b)(1) under the U.S. Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.
     Tower will provide participants of the Tower Group, Inc. 2007 Stock Incentive Plan for Employees of Specialty Underwriters’ Alliance, Inc. and the Tower Group, Inc. 2004 Stock Option Plan for Employees of Specialty Underwriters’ Alliance, Inc. (collectively, the “Plans”), upon written or oral request and without charge, a copy of the documents incorporated by reference in Item 3 of Part II of this registration statement, which are incorporated by reference in the Section 10(a) prospectus, and all documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act. Requests for such documents should be directed to Tower Group, Inc., 120 Broadway, 31st Floor, New York, New York 10271, Attention: General Counsel, telephone number (212) 655-2000.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
     The following documents filed by Tower with the Commission are incorporated herein by reference:
     (a) Tower’s Annual Report on Form 10-K for the year ended December 31, 2008, filed on March 16, 2009;
     (b) the description of Tower’s common stock, which is contained in Tower’s registration statement on Form 8-A filed with the Commission on October 18, 2004 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.
     (c) Quarterly Reports on Form 10-Q (including amendments thereto) for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009.
     (d) Current Reports on Form 8-K filed on January 15, 2009, January 28, 2009, February 5, 2009, March 2, 2009, May 7, 2009, June 17, 2009, June 22, 2009, June 23, 2009, July 23, 2009, August 5, 2009, September 9, 2009 and November 5, 2009.

     All reports and other documents subsequently filed by Tower pursuant to Sections 13(a) and (c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”); provided, however, that the documents enumerated above or subsequently filed by Tower pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made hereby is in effect prior to the filing with the Commission of Tower’s Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference herein or be a part hereof from and after the filing of such Annual Report on Form 10-K.
     Any statement contained in an Incorporated Document or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.
ITEM 4. DESCRIPTION OF SECURITIES.
     Not applicable.
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
     Not applicable.
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
     Under Tower’s amended and restated certificate of incorporation, and in accordance with Section 145 of the Delaware General Corporation Law (the “DGCL”), Tower will indemnify any person made or threatened to be made a party to an action or proceeding, whether civil, criminal, administrative or investigative (other than a “derivative” action by or in the right of Tower to procure a judgment in its favor) by reason of the fact that such person is or was a director or officer of Tower, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney’s fees actually and necessarily incurred as a result of such action or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in (or not opposed to) the best interests of Tower, and, in criminal actions or proceedings, had no reasonable cause to believe was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to amounts paid in settlement and reasonable expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such an action and then, where the action is settled or otherwise disposed of or the person is adjudged to be liable to Tower, only if and to the extent the court in which such action was brought or, if none, a court of competent jurisdiction determines that such person is fairly and reasonably entitled to such indemnity and then only for such expenses as the court deems proper.
     Tower’s amended and restated certificate of incorporation provides that Tower will indemnify any person made, or threatened to be made, a party to or otherwise involved in any action, suit or proceeding (whether civil, criminal, administrative or investigative), by reason of the fact that such person is or was a director or officer of Tower or is or was serving at the request of the Tower as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan, in any capacity. No director of Tower will be personally liable to Tower or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director. Notwithstanding the foregoing sentence, a director will be liable to the extent provided by applicable law (1) for any breach of the director’s duty of loyalty to Tower or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL, or (4) for any transaction from which such director derived an improper personal benefit.

     In addition, Tower may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Tower or another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against and incurred by such person in such capacity, or arising out of the person’s status as such whether or not Tower would have the power or obligation to indemnify such person against such liability under the provisions of the DGCL. Tower maintains insurance for the benefit of Tower’s officers and directors insuring such persons against certain liabilities, including liabilities under the securities laws.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Tower pursuant to the foregoing provisions, Tower has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.
     The Merger Agreement provides for indemnification of the past and present officers and directors of SUA and its subsidiaries, for acts or omissions occurring at or prior to the completion of the merger, to the same extent as these individuals had rights of indemnification prior to the completion of the merger.
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.
     Not applicable.
ITEM 8. EXHIBITS.
     See Exhibit Index.
ITEM 9. UNDERTAKINGS.
     (a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
     (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by such paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in New York, New York, on the 13th day of November, 2009.

TOWER GROUP, INC.
By:	/s/ Francis M. Colalucci
Francis M. Colalucci
Senior Vice President, Chief Financial Officer, Treasurer and Director

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints MICHAEL H. LEE, FRANCIS M. COLALUCCI and ELLIOT OROL, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-8 and any or all amendments (including post-effective amendments) to the Registration Statement and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power of authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated and on the dates indicated

Signature	Title	Date
	Chairman of the Board, President and	November 13, 2009
/s/ Michael H. Lee
Michael H. Lee	Chief Executive Officer
(Principal Executive Officer)

	Senior Vice President, Chief	November 13, 2009
/s/ Francis M. Colalucci
Francis M. Colalucci	Financial Officer and Treasurer, Director
(Principal Financial Officer)

	Senior Vice President, and	November 13, 2009
/s/ Richard M. Barrow
Richard M. Barrow	Chief Accounting Officer
(Principal Accounting Officer)

	Director	November 9, 2009
/s/ Charles A. Bryan
Charles A. Bryan

Signature	Title	Date

/s/ William W. Fox, Jr.	Director	November 7, 2009

William W. Fox, Jr.

/s/ William A. Robbie	Director	November 10, 2009

William A. Robbie

	Director	, 2009

Steven W. Schuster

/s/ Robert S. Smith	Director	November 11, 2009

Robert S. Smith

/s/ Jan R. Van Gorder	Director	November 11, 2009

Jan R. Van Gorder

	Director	, 2009

Austin P. Young, III

EXHIBIT INDEX

Number	Description of Exhibit

5.1	Opinion of Debevoise & Plimpton LLP, regarding the legality of the securities being issued.

23.1	Consent of Debevoise & Plimpton LLP (included in opinion of counsel filed as Exhibit 5.1).

23.2	Consent of Johnson Lambert & Co. LLP.

24.1	Power of Attorney (set forth on the signature page of this Registration Statement).